Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

          Agreement and General Release (“Agreement”), by and between Lisa Holton (“Employee” or “you”) and Scholastic Inc. (the “Company”).

          1. You acknowledge that effective October 5, 2007, (the “Resignation Date”), you shall resign your position as an Officer of Scholastic Inc. and Scholastic Corporation and your position as Executive Vice President and President, Book Fairs and Trade. After the Resignation Date, you shall not represent yourself as being an officer of the Company or its affiliates for any purpose. Following the Resignation Date, you shall continue your employment with the Company on special assignment until December 28, 2007, unless sooner terminated as provided herein (the “Employment Period”). On the last day of the aforementioned Employment Period, your employment shall terminate, including for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Entities (as herein defined), except for those benefits to which you may be entitled following the Employment Period. You acknowledge and agree that the Company Entities shall have no obligation to rehire you, or to consider you for employment, after the conclusion of the Employment Period. You acknowledge that the representations in this paragraph constitute a material inducement for the Company to provide the payment(s) to you pursuant to paragraph 2 of this Agreement.

          2. Following the Effective Date of this Agreement and in exchange for your waiver of claims against the Company Entities and compliance with other terms and conditions of this Agreement, the Company agrees:

              (a) You shall continue your employment with the Company on special assignment through the Employment Period at your current salary rate. Your title shall be Executive Consultant, and you shall report directly to Dick Robinson. Your duties shall include editorial duties, transitioning your former responsibilities to your successor, advising on special projects, and other duties as may be assigned of a nature consistent with the duties of a senior executive officer. The Company will consult with you about proposed assignments. You agree to provide services from time to time through the Employment Period (the dates and times of which shall be mutually agreed upon in good faith by you and the Company). During the Employment Period, (a) business expenses will be reimbursed in accordance with Company policy, and (b) you shall have access to/use of Company voicemail and email, an administrative assistant, and your Company-issued blackberry, laptop and such other business materials as may be reasonably necessary for the performance of your work for the Company during the Employment Period. Subject to the provisions in paragraphs 7 and 9 of this Agreement, you may commence employment with another entity on or after December 29, 2007.

              (b) To continue to pay the cost of medical, dental and vision benefit coverage during the Employment Period to the same extent as prior to the Resignation Date, with Employee to pay an amount equal to the employee share of the cost of such coverage under the Company’s group medical plan as in effect from time to time. After the Employment Period, to the extent eligible, you may purchase continuation medical benefits under the federal law known as COBRA. The Company shall pay the cost of such COBRA coverage until the date that is the earlier of six (6) months after the end of the Employment Period or when you become employed by a company offering the opportunity to participate in another group medical plan.

              (c) That you will continue to be eligible to participate in the Company’s 401(k) plan, pension plan, life insurance, long term disability, and flexible spending plan through the Employment Period. Deductions will be taken from bi-weekly pay.

              (d) To pay you for two weeks accrued vacation time in your final paycheck and subject to applicable withholding.

              (d) After the end of the Employment Period to pay you the equivalent of 6 months of your current base annual salary, as severance pay, less applicable tax and other withholdings.

              (e) The Company will recommend to the committee that administers the Company’s 2001 Stock Incentive Plan that it fully accelerate the vesting of the currently unvested 4000 restricted stock units awards made to you under such plan on May 25, 2005. You will be eligible to exercise outstanding stock option awards made to you, to the extent exercisable upon your termination of employment, through the 90-day post-employment exercise period applicable to such awards, which will commence at the end of the Employment Period.

              Nothing contained in this Agreement shall limit the right of the Company at any time to amend, modify, cancel or administer any of the employee benefit programs, plans or compensation arrangements in which you participate (other than this Agreement).

          3. You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company and the Company Entities to you, monetarily or with respect to compensation and employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan, or practice or procedure of the Company and/or any alleged understanding or arrangement between you and the Company and the Company Entities; (ii) exceed any payment, benefits, or other thing of value to which you might otherwise be entitled under any policy, plan, practice or procedure of the Company and/or any agreement between you and the Company and the Company Entities; and (iii) are being made to you, and you are accepting such payments and benefits, as consideration for your release of claims and other agreements made by you in this Agreement. You agree that no other payments or benefits are due and owing to you from the Company and the Company Entities.

          4.  (a) In consideration for the payments and benefits to be provided you pursuant to paragraph 2 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future shareholders, parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and, in their capacity as such, any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees, consultants and assigns, whether acting on behalf of the Company or in their individual or fiduciary capacities (collectively the “Company Entities”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement. This release does not extend to any workers’ compensation claims that were not known to you as of the date on which you sign this agreement or to any indemnification rights you may have by virtue of your employment with the Company.

          (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities, subject to the terms and conditions of such plan and applicable law), the Worker Adjustment and Retraining Notification Act, as amended, (ii) any claim under the New York State Human Rights Law, the New York State Labor Law, New York State Wage and Hour Laws, the New York State Executive Law, the New York City Administrative Code, the New York State Constitution, (iii) any claim arising under certain agreements between Employee and the Company dated April 1, 2005, (iv) any other claim arising out of or related to any constitution, statute, civil or common law or treaty of any confederation of nations, country or political subdivision thereof, including without limitation, the United States of America and the State and City of New York, and all other jurisdictions domestic and foreign, relating to your employment, the terms and conditions of such employment, your separation from such employment, and/or any of the events relating directly or indirectly to or surrounding your separation from employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (v) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement.

          (c) You acknowledge that you are aware that you may later discover facts in addition to or different from those which you now know or believe to be true with respect to your employment with the Company, the Company itself and its employees and officers, and/or any of the other Company Entities, and that it is your intention to forever fully and finally settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between yourself and any and all of the Company Entities, and that in furtherance of this intention, the releases, waivers and discharges given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

          (d) Execution of this Agreement by you operates as a complete bar and defense against any and all of your claims against the Company and/or the other Company Entities. If you should hereafter make or bring any claims in any charge, complaint, action, claim or proceeding against the Company and/or any of the Company Entities, this Agreement may be raised as, and shall constitute, a complete bar to any such charge, complaint, action, claim or proceeding and the Company and/or the Company Entities shall be entitled to and shall recover from you all costs incurred, including attorneys’ fees to the extent provided by law, in defending against any such charge, complaint, action, claim or proceeding, in addition to and without any limitation on any other remedy or relief at law or in equity.

          5. You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and you agree that you will not do so in the future with respect to any claims and/or causes of action waived in paragraph 4 above. You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, attorneys fees, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph 4 above; provided, however, that nothing contained in this Agreement shall prevent you from enforcing this Agreement.

          6. You agree not to disparage or encourage or induce others to disparage any of the Company Entities, and the Company agrees not to disparage or encourage others to disparage you. For purposes of the preceding sentence, the term “Company” shall mean the Chief Executive Officer of the Company and other “covered employees” of the Company within the meaning of Internal Revenue Code Section 162(m)(3). For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the financial and investor community, the Company Entities or any individual or entity with whom any of the Company Entities has or has had a business, social or professional relationship, which criticize, demean, malign or comment disparagingly or negatively, as applicable, (a) you or (b) any of the Company Entitles or their integrity, business or ethics and which would adversely affect in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects) or (ii) the business, reputation or image of the Company Entities. You agree not to publish or cause to be published, electronically or otherwise, any story, article, column, comment, book (fiction or non-fiction) primarily or substantially about the Company Entities or your association with the Company and not to provide information about the Company or the Company Entities to any person who may contact you about any such story, article, column, comment or book, except that you may make reference to, and briefly describe, your employment at the Company and your responsibilities and accomplishments in a truthful, non-disparaging manner that does not violate your confidentiality obligations as set forth in the agreement. For the avoidance of doubt, for you to describe your employment with the Company in connection with a profile or article about your career in publishing would not be a violation of this Agreement; for you to respond to a reporter’s questions concerning an article about Scholastic without prior approval from the Company would. Your resignation from the Company shall be announced in a notice to employees of the Company and a press release, which may also be provided to authors, illustrators and agents. The Company agrees to consult with you about the contents of the press release as it affects you. Except as in words or substance as set forth in such notice and press release, neither you nor the Company shall make any statements, provide any information or grant any interviews to any press or media representatives, analysts, rating agencies, investor groups and firms, and existing and potential shareholders relating to your employment by the Company or your separation from employment or the Company’s business; provided, however, that the Company shall make such statements and disclosures to regulatory authorities concerning your employment, including the severance and other financial arrangements between you and the Company, as may be required in the sole judgment of the Company. You shall direct inquiries to the Company concerning you to Dick Robinson who will respond thereto and who will make favorable comments about you. Individuals who reported directly to you will be reminded to refer any inquires about your employment to Dick Robinson or the Senior Vice President of Human Resources.

          7. You agree that, unless otherwise mutually agreed in writing, that you will not until December 29, 2008, solicit or attempt to influence, persuade, induce or assist any other person in so soliciting, influencing, persuading or inducing, (i) any employee of Scholastic (other than clerical employees) to resign from or terminate any employment, consulting, or business relationship with the Company, without the Company’s prior approval, or (ii) any author or illustrator whose identity has been mutually agreed upon in writing between the parties to enter into any business relationship with you, or (iii) any author or illustrator currently under contract with the Company, or with whom the Company has reached an agreement in principle, even if not fully executed, and not including any authors or illustrators covered under 7(ii) above, to enter into any business relationship with you, but only to the extent that such business relationship would prevent that author or illustrator from fulfilling their contractual obligations to the Company and (iv) any customer or any business that was in the habit of dealing with the Company to terminate their business relationship with the Company. It is further agreed that if before December 29, 2008, you are interested in soliciting someone employed by the Company to work for you, you will notify the Company of that person’s identity, and the Company will reasonably consider your request in good faith and respond within 10 days of receiving your request. Please direct any such request to Cynthia Augustine, Senior Vice President, Human Resources (or her successor) at Scholastic Inc., 557 Broadway, New York, NY 10012.

          8.  (a) You agree that, consistent with your professional and personal commitments, you will cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to provide you with reasonable notice and to reimburse any out of pocket expenses that you may incur in connection with your obligations under this paragraph.

               (b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) or to furnish documents, which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to Devereux Chatillon, Senior Vice President, General Counsel (or her successor) at Scholastic Inc., 557 Broadway, New York, NY 10012 and unless required by court or government order will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to provide counsel for you at the Company’s expense in the event it objects to such subpoena pursuant to its policies and procedures. You retain the right to hire your own counsel at any time at your expense. As a former officer of the Company, you will continue to be covered by the Company’s policies regarding indemnification of officers and directors with respect to any actions taken by you as an officer of the Company pursuant to the terms of such policies and the Company’s customary policies and procedures.

          9.  (a) You acknowledge that, during the course of your employment with the Company and/or any of the Company Entities, you have had access to information, including but not limited to trade secrets, proprietary information, ideas, know-how, marketing plans, pricing policies, new products, distribution policies, licenses, costs, customer lists, marketing plans, projections, business plans, new projects, forecasts, supplier arrangements, works of authorship, publishing lists, ideas, internal discussions and communications, and strategies relating to the Company and/or the Company Entities and their respective businesses that is not generally known by persons not employed by the Company and/or the Company Entities and that could not easily be determined or learned by someone outside of the Company and/or the Company Entities (“Confidential Information”). You agree not to disclose or use such Confidential Information at any time in the future, except if such information is then in the public domain other than as the result of your unauthorized disclosure. You agree that you shall not, without the Company’s approval, accept employment in, acquire any financial interest in or perform services for or in connection with a business or entity in which your duties would explicitly or inherently require you to reveal, report, use or publish any Confidential Information.

               (b) You acknowledge that all Confidential Information made or conceived by you during your employment shall be the property of the Company and you hereby assign all of your rights, title and interest in such Confidential Information to the Company without additional consideration. You further acknowledge that all original works of authorship that have been made by you while employed by the Company are “works made for hire”. You hereby waive all moral rights relating to all work developed or produced by you, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use and subsequent modifications.

          10. You represent that, following the Employment Period, you will return to the Company all property belonging to the Company and/or the Company Entities, including but not limited to laptop, cell phone, blackberry, keys, credit cards, card access to the building and office floors, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, access codes, disks and/or voicemail code, any document or record containing Confidential Information, reports, customer lists, proprietary information, notes, business plans, memoranda, manuals and records, software, business information in any form and other physical or personal property of the Company in any form. You agree that you will not retain any copies, duplicates, reproductions or excerpts of the foregoing in any media.

          11.  (a) If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable, including narrowing the geographic scope or duration of such provision. Additionally, you agree that if you materially breach this Agreement which breach is not cured (if curable) within 30 days of written notice of such breach by the Company, the Company Entities may seek all relief available under the law and you shall be responsible for all damages suffered by the Company and the Company Entities. Any such breach that is not cured (if curable) shall have the effect of immediately terminating the Employment Period and you shall thereafter have no right to receive any further payments or benefits under this Agreement.

               (b) The provisions of paragraphs 3 to 10 and of this Agreement are essential, critical and material terms of this Agreement. If there is a breach or threatened breach of the provisions of such paragraphs, the Company shall be entitled to an injunction restraining you from such breach, without posting a bond. You acknowledge that such breach or threatened breach shall cause irreparable harm to the Company and that money damages shall not provide an adequate remedy to the Company. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or equity for such breach or threatened breach.

          12. (a) This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Jurisdiction to enforce this Agreement shall lie exclusively in the courts of the United States and the Supreme Court of the State of New York located in New York County and having subject matter jurisdiction. The parties hereby consent to the personal jurisdiction of the referenced courts over each party and agree not to assert that any action brought in such jurisdiction has been brought in an inconvenient forum.

               (b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

               (c) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

               (d) Except to the extent required by law, you agree to keep this Agreement confidential and not to disclose its contents to any persons other than your immediate family, your domestic partner, your financial advisor, and your legal and tax advisors.

          13. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

          14. You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. You acknowledge that you are not relying on any representations made by the Company or the Company Entities regarding this Agreement or the implications thereof.

          15. Pursuant to Section 7(f)(2) of the Age Discrimination in Employment Act of 1967, as amended, the Company hereby advises you that you should consult independent counsel before executing this Agreement, and you acknowledge that you have been so advised. You further acknowledge that you have had an opportunity to consider this Agreement for up to twenty-one (21) days before signing it. You may also revoke this Agreement within seven (7) days after executing it by notifying Cynthia Augustine, Senior Vice President, Human Resources. If you revoke the Agreement, all of the terms and conditions contained herein will become null and void. It is understood and agreed that the offer contained in this Agreement will automatically expire on the twenty-first day following the date on which this Agreement is received by you, unless the parties are in active negotiations regarding the terms of the Agreement, in which case the deadline is extended until negotiations cease. You may accept this Agreement by signing it and returning it to Cynthia Augustine, Senior Vice President, Human Resources (or her successor) at Scholastic Inc., 557 Broadway, New York, NY 10012.

          16. The effective date of this Agreement shall be the 8th day following the date on which you sign the Agreement (the “Effective Date”).

          17. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (c) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (d) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein after having been advised by your attorney; and (f) this Agreement is not made in connection with any exit incentive or other employee termination offered to a group or class of employees.

/s/ Lisa Holton

Lisa Holton
Date: October 5, 2007

SCHOLASTIC INC.

By:	/s/ Cynthia Augustine

Cynthia Augustine
Senior Vice President, Human
Resources
Date: October 5, 2007

STATE OF NEW YORK          )

                                                   ) ss.:

COUNTY OF NEW YORK      )

          On this 5th day of October 2007, before me personally came Lisa Holton to me known and known to me to be the person described and who executed the foregoing Agreement, and she duly acknowledged to me that she executed the same.

/s/ Paul Marcotrigiano

Notary Public